Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

When the stock split referred to in note 10(b) of the Notes to Consolidated Financial Statements has been effected, we will be in a position to render the following consent.

/s/ KPMG LLP

We consent to the use of our report dated July 18, 2013, except as to Note 10(b), which is as of                         , 2013, with respect to the consolidated balance sheets of Navigator Holdings Ltd. as of December 31, 2011 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for each of the years in the two-year period ended December 31, 2012, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that refers to Note 2 to the consolidated financial statements and states that the Navigator Holdings Ltd. changed its method of accounting for revenue recognition of voyage charters effective April 1, 2013.

London, United Kingdom

                        , 2013